EXHIBIT 99.1
National Western Life Group, Inc. Announces Exploration of Strategic Alternatives

Austin, Texas, May 16, 2023 ‑ National Western Life Group, Inc. (Nasdaq: NWLI) (the “Company” or “NWLGI”) today announced that the Company is exploring strategic alternatives in order to maximize value for the Company’s stockholders.

The Company has engaged Goldman Sachs & Co. LLC as financial advisor to assist it with this strategic alternatives review process, and has established an ad hoc committee, consisting solely of independent directors, to oversee the process. No decision has been made to enter into a sale, merger or other strategic transaction, and there can be no assurance regarding the timing or outcome of this strategic alternatives review process.

In order to protect the interests of all of its stockholders, the Company does not intend to disclose further developments unless and until it approves a specific course of action or determines that further disclosure is appropriate or required.

About National Western Life Group, Inc.

National Western Life Group, Inc. is the parent holding company of National Western Life Insurance Company (“National Western Life”) and Ozark National Life Insurance Company (“Ozark National”). National Western Life is a stock life insurance company, chartered in the State of Colorado in 1956, currently licensed to do business in all U.S. states (except for New York), the District of Columbia, as well as four U.S. territories or possessions. At March 31, 2023, National Western maintained 80,279 policies for its life insurance products and 97,085 annuity contracts.

In 2019, National Western Life acquired Ozark National, a Missouri domiciled, stock life insurance company currently licensed to conduct business in thirty states. At March 31, 2023, Ozark National maintained 171,016 policies for its life insurance products. As part of this acquisition, NWLGI acquired N.I.S. Financial Services, Inc., a broker-dealer affiliated with Ozark National providing mutual fund investment products.

Caution Regarding Forward-Looking Statements:

This press release contains statements that are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include, for example, (1) the timing of the strategic alternatives review, (2) the outcome of the strategic alternatives review, including whether any transaction occurs at all, (3) if a transaction does occur, the form (cash, securities or other consideration) and the amount of the consideration, if any, paid to the Company’s stockholders, and (4) if a definitive agreement for a transaction is signed with another party, whether the conditions to closing are satisfied, including any necessary insurance regulatory or other approvals.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents of the Company on file with the SEC. The Company does not undertake any obligation to update, correct or otherwise revise any forward-looking statements. All subsequent written and oral forward-looking statements attributable to the Company and/or any person acting on its behalf are expressly qualified in their entirety by this section.

National Western Life Group, Inc.

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nwlic.com
www.nwlgi.com